INCENTIVE STOCK OPTION CONTRACT


                      THIS INCENTIVE STOCK OPTION CONTRACT made as of the
            23rd day June,, 1987 , between SWANK, INC., a Delaware corpora-tion (herein referred to as "Company"), and MARSHALL TULIN (herein referred to as 'Optionee"),

                                  W I T N E S S E T H:


                      1. The Company, in accordance with the allotment made by the Stock Option Committee, and subject to the terms and conditions of the Amended and Restated 1981 Incentive Stock option Plan of the Company ("Plan"), grants as of the date hereof, to the Optionee an option to purchase an aggregate of 6,600 shares of the Common Stock, $1 par value, of the Company ("Common Stock") at $ 15.00 per share, being the fair market value of such stock on the date hereof.

                      2. The term of the option shall be ten years from the date hereof, subject to earlier termination as provided in the Plan. The option may be exercised in whole or in part and from time to time, commencing September 23, 1987, but prior to the end of the term of the option, by giving written notice to the Company at its principal office, presently 6 Hazel Street, Attleboro, Massachusetts, specifying the number of shares pur-chased and accompanied by payment in full of the aggregate pur-chase price therefor.

                      3. The Optionee agrees to make his services avail-able to the Company and its subsidiaries, at the election of the Company, for a period of one year from the later of (i) the date hereof and (ii) the termination date of any existing employment contract; provided, however, that nothing in the Plan or herein shall confer upon the Optionee any right to continue in the employ of the Company or its subsidiaries or interfere in any way with the right of the Company or its subsidiaries to termi-nate such employment at any time during such periods without liability to the Company or its subsidiaries.

                      4. The Optionee represents and agrees that in the event of any exercise of the option, the shares of Common Stock issuable upon exercise of the option will be acquired for investment and not with a view to distribution thereof, and agrees that such shares shall not be sold except in compliance with the applicable provisions of the Securities Act of 1933, as amended (the "Act"). The foregoing notwithstanding, at such time as the shares of Common Stock issuable upon exercise of the option have been registered pursuant to an effective registra-tion statement under the Act, the foregoing restriction on the


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            distribution of such shares shall be inoperative.

                      5. If the Optionee sells or otherwise disposes of any of the shares of Common Stock acquired pursuant to the exer-cise of the option or received in exchange for such shares, within two years from the date hereof or one year after the date of transfer of shares to him pursuant to the exercise of the option, the Optionee shall notify the Company thereof provide the Company with such information as the Company may reasonably require or request to determine its obligation to withhold any income or other taxes by reason of such disposition, and pay to the Company on demand in cash an amount necessary to satisfy such obligation.

                      6. The Company and the Optionee further agree that they will both be subject to and bound by all of the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof. In the event the employment of the Optionee terminates or in the event of his death or disability, his rights hereunder shall be governed by and subject to the provi-sions of the Plan. In the event of a conflict between the terms of the option and the Plan, the terms of the Plan shall govern.

                      7. The option is not transferable otherwise than by will or the laws of descent and distribution and may be exer-cised, during the lifetime of the Optionee, only by him.

                      8. The Plan has been adopted prior to the promulga-tion of final regulations by the Treasury Department under Sec-tion 422A of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, as it is intended that the options granted under the Plan be incentive stock options within the meaning of such section, the Optionee agrees that the Company may amend the Plan and the options granted to the Optionee under the Plan in any respect necessary or appropriate to bring the Plan and such options into compliance with any such rules and regulations. Any options granted to Optionee under the Plan shall be subject to the approval of the Plan by the stockholders of the Company.

                      9. This contract shall be binding upon and inure to the benefit of any successor or assignee of the Company and to any executor, administrator or legal representative entitled by law to the Optionee's rights hereunder.







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                      IN WITNESS WHEREOF, we have hereunto set our hands in
            duplicate as of the day and year first above written.

                                          SWANK, INC.


                                          By:  \s\ A.C. CORSINI



                                               \s\ MARSHALL TULIN
                                               Optionee






































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